FOR IMMEDIATE RELEASE
August 3, 2017
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
SECOND QUARTER RESULTS

•	Contributions from the Eight Flags CHP Plant and continued margin growth from natural gas transmission and distribution were offset by warmer weather and expenses incurred to support growth

•	Eastern Shore Natural Gas completed the White Oak Mainline and System Reliability Projects

•	Second quarter net income totaled $6.0 million or $0.37 per share

•	Year-to-date net income totaled $25.2 million or $1.54 per share

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today reported second quarter financial results. The Company's net income for the quarter ended June 30, 2017 was $6.0 million, compared to $8.0 million in the same quarter of 2016. Earnings per share ("EPS") for the quarter ended June 30, 2017 were $0.37 per share, compared to $0.52 for the same quarter of 2016. The decline in net income reflected expenses incurred and investments to generate and support growth as well as the impact of weather on the Delmarva Peninsula that was 41 percent warmer than the prior quarter. These factors were partially offset by higher margins from natural gas transmission and distribution operations in Florida and on the Delmarva Peninsula, the Eight Flags Energy LLC ("Eight Flags") combined heat and power ("CHP") plant and Aspire Energy of Ohio, LLC ("Aspire Energy").
For the six months ended June 30, 2017, the Company reported net income of $25.2 million, or $1.54 per share. This represents a decrease of $3.2 million, or $0.31 per share, compared to the same period in 2016. Similar to the second quarter of 2017, the decline in net income for the first six months of 2017 principally reflected higher expenses incurred and investments to generate and support growth, as well as the impact of warmer weather. These factors were partially offset by higher margins from the Eight Flags CHP plant, natural gas transmission and distribution operations in Florida and on the Delmarva Peninsula, Aspire Energy, and the Company's natural gas marketing operation, Peninsula Energy Services Company, Inc. ("PESCO"). An increase in outstanding shares as a result of the equity issuance in September 2016 lowered EPS by approximately $0.10 per share for the six months ended June 30, 2017.
“Growth in our businesses will drive our future earnings. We have continued to expand our internal capabilities to manage and cultivate growth, while aggressively pursuing opportunities that will position the Company for future growth,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Earnings growth and costs incurred to support business growth do not always move in tandem. Our results for the second quarter and year-to-date should be viewed in the context of the major growth projects and initiatives recently completed and those currently underway, in addition to the negative impact of warmer weather. Our employees have completed several significant projects in 2017 and are laying the groundwork to commence Eastern Shore Natural Gas Company’s ("Eastern Shore") largest ever expansion project in addition to several other key projects and initiatives that are also scheduled to go into service in 2018,” he added.

A more detailed discussion and analysis of the Company's results for each segment is provided in the following pages.

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Comparative Results for the Quarters Ended June 30, 2017 and 2016

Operating income for the second quarter decreased by $2.1 million to $13.7 million compared to the same period in 2016, as higher expenses to support growth exceeded increased gross margins for the quarter. Gross margin increased by $2.6 million during the quarter, despite the negative impact of warmer weather, which reduced margin by approximately $675,000. The $1.3 million increase in depreciation, amortization and property taxes and $3.4 million increase in other operating expenses largely reflect higher expenses to support growth of the Company's businesses and costs associated with pursuing additional growth initiatives. Costs such as depreciation and employee costs are recognized evenly over the four quarters of each year, while gross margin from most of the Company's businesses is driven by deliveries, which are concentrated in the first and fourth quarters.

Regulated Energy Segment

Operating income for the Regulated Energy segment decreased by $1.5 million, or 9.8 percent, compared to the same period in 2016, due principally to warmer weather and the level and timing of costs associated with growth. Gross margin increased by $1.1 million during the quarter, despite the impact of warmer weather, which reduced gross margin by approximately $354,000 for the three months. The $1.2 million increase in depreciation, amortization and property taxes and $1.4 million increase in other operating expenses, largely reflect costs associated with recently completed and planned growth projects. Specifically, of the total $2.6 million increase in costs, $1.5 million is associated with Eastern Shore’s recently completed projects as well as initiatives underway.
The significant components of the $1.1 million gross margin increase included:

•	$532,000 generated from additional GRIP investments in the Florida natural gas distribution operations;

•	$478,000 generated from recently completed natural gas transmission expansions, which are more fully discussed in the “Major Projects and Initiatives” section later in this press release; and

•	$325,000 from customer growth in natural gas distribution and transmission services over and above recent service expansions.

The foregoing increases were offset by $354,000 from lower customer consumption of energy for the Company's regulated energy distribution operations in Florida and on the Delmarva Peninsula.

The significant components of the increase in other operating expenses included:

•	$1.2 million in higher depreciation, asset removal and property tax costs associated with recent capital investments;

•	$358,000 in higher outside services to support growth and higher facility maintenance costs to maintain system integrity;

•	$295,000 in increased regulatory expenses, due primarily to costs associated with Eastern Shore’s rate case filing in 2017; and

•
$255,000 in higher benefits and employee-related costs, while payroll costs remained flat in the second quarter of 2017. As the Company is self-insured, benefits costs will fluctuate depending upon actual claims experience.

Unregulated Energy Segment
Operating income for the Unregulated Energy segment decreased $450,000 compared to the same period in 2016, as increased operating income from Eight Flags and Aspire Energy were offset by lower results from PESCO and the propane distribution businesses. Gross margin increased by $1.7 million, despite the impact of warmer weather, which reduced margin by approximately $321,000 for the three months. The $2.1

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million increase in other operating expenses, largely reflects operating costs for Eight Flags and higher expenses to support growth initiatives.
The significant components of the $1.7 million gross margin increase were as follows:

•	$2.1 million of additional gross margin from Eight Flags' CHP plant, which commenced operations in June 2016; and

•	$271,000 of additional gross margin from Aspire Energy as a result of pricing amendments to long-term gas sales agreements.

The above gross margin increases were offset by the following factors:

•	$450,000 of lower margin from PESCO, due primarily to a customer supply agreement that expired on March 31, 2017; and

•	$368,000 from lower customer consumption of energy for the Company's propane distribution operations in Florida and on the Delmarva Peninsula.

The significant components of the increase in other operating expenses included:

•	$1.3 million incurred by Eight Flags' CHP plant, which commenced operations in June 2016; and

•	$645,000 in higher staffing and associated costs for additional personnel to support growth. As the Company is self-insured, benefits costs will fluctuate depending upon actual claims experience.

The Company also incurred $346,000 in non-operating expenses to complete the wind-down of Xeron's operations.

Comparative Results for the Six Months Ended June 30, 2017 and 2016

Operating income for the six months ended June 30, 2017 decreased by $3.8 million to $48.3 million compared to the same period in 2016. Gross margin increased by $9.4 million, or 7.0 percent, net of the negative impact of warmer weather, which reduced margin by approximately $1.4 million for the first six months. The $2.7 million increase in depreciation, amortization and property taxes and $10.5 million increase in other operating expenses reflects, higher expenses to support growth of the Company's businesses, costs associated with the wind-down of Xeron’s operations and costs associated with pursuing additional growth initiatives.

Regulated Energy Segment

Operating income for the Regulated Energy segment decreased by $2.8 million, or 7.1 percent, compared to the same period in 2016 due principally to warmer weather and the level and timing of costs associated with growth. Gross margin increased by $4.2 million, despite the impact of warmer weather, which reduced margin by approximately $452,000 for the six months ended June 30, 2017. The $2.1 million increase in depreciation, amortization and taxes and $4.9 million increase in other operating expenses largely reflects costs associated with recently completed and planned growth projects. Of the total $7.0 million increase in other operating expenses, $3.8 million is associated with Eastern Shore's recently completed projects as well as initiatives underway.
The significant components of the $4.2 million gross margin increase included:

•	$1.2 million generated from recently completed natural gas transmission expansions, which are more fully discussed in the “Major Projects and Initiatives” section later in this press release;

•	$1.2 million generated by additional GRIP investments in the Florida natural gas distribution operations;

•	$1.1 million from customer growth in natural gas distribution and transmission services over and above the growth attributable to recent service expansions;

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•	$535,000 from new natural gas transmission and distribution services provided to Eight Flags' CHP plant; and

•	$417,000 generated as a result of the settlement of the Company’s Delaware division's rate case.

The foregoing increases were offset by $797,000 from lower customer consumption of energy for the Company's distribution operations in Florida and on the Delmarva Peninsula, due primarily to warmer weather, particularly during the first quarter, which was the third warmest first quarter on the Delmarva Peninsula in the past fifty years.
The significant components of the increase in other operating expenses included:

•	$2.1 million in higher depreciation, asset removal and property tax costs associated with recent capital investments;

•	$1.5 million in higher outside services to support growth and higher facility maintenance costs to maintain system integrity;

•	$1.3 million in higher payroll costs for additional personnel to support growth;

•	$1.2 million in higher benefits and employee-related costs in 2017 (as the Company is self-insured, benefits costs will fluctuate depending upon actual claims experience); and

•	$664,000 in increased regulatory expenses, due primarily to costs associated with Eastern Shore’s rate case filing in 2017.

Unregulated Energy Segment
Operating income for the Unregulated Energy segment for the six months ended June 30, 2017 was $11.5 million, a decrease of $855,000 compared to the same period in 2016, as contributions from Eight Flags, Aspire Energy, and PESCO, were exceeded by the impact of warmer weather, lower retail propane margins per gallon and higher expenses associated with recent and future growth. Gross margin increased by $5.4 million, net of the impact of warmer weather, which reduced margins by $912,000 for the six months ended June 30, 2017.
The significant components of the $5.4 million gross margin increase were as follows:

•	$3.9 million of additional gross margin from Eight Flags' CHP plant, which commenced operations in June 2016;

•
$1.7 million from PESCO, due to an increase in the number of contracts and customers served as well as additional revenue from providing natural gas to a customer in Ohio under a supplier agreement, which expired on March 31, 2017; and

•	$844,000 of additional gross margin from Aspire Energy as a result of pricing amendments to long-term gas sales agreements.
The above gross margin increases were offset by the following:

•
$836,000 of lower gross margin due to warmer than normal temperatures in Ohio and on the Delmarva Peninsula, resulting in less consumption of propane and lower sales of natural gas by Aspire Energy; and

•	$305,000 of lower gross margin from the Company's propane distribution operations as propane retail margins per gallon were slightly lower than 2016 levels.
The significant components of the increase in other operating expenses included:

•	$2.5 million incurred by Eight Flags' CHP plant, which commenced operations in June 2016;

•	$935,000 in higher payroll costs for additional personnel to support growth;

•	$809,000 in higher benefits and employee-related costs in 2017 (as the Company is self-insured, benefits costs will fluctuate depending upon actual claims experience);

•	$609,000 in higher depreciation expense, of which $382,000 relates to a credit adjustment in 2016 recorded in conjunction with the final valuation for Aspire Energy;

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•	$514,000 in higher outside services costs associated primarily with growth and ongoing compliance activities; and

•	$355,000 in higher operating expenses associated with the wind-down of Xeron’s operations.

The Company also incurred $346,000 in non-operating expenses to complete the wind-down of Xeron's operations.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2016 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share are presented on a diluted basis.

Conference Call

Chesapeake Utilities will host a conference call on Friday, August 4, 2017, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter and six months ended June 30, 2017. To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities' 2017 Second Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com /results.cfm or download the replay on your mobile device by accessing the Audio cast section of the Company's IR App.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity generation and distribution; propane gas distribution; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its IR App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Gross Margin (1)
Regulated Energy segment	$46,829	$45,760	$104,239	$100,071
Unregulated Energy segment	13,736	12,077	40,555	35,178
Other businesses and eliminations	(154)	(64)	(221)	(109)
Total Gross Margin	$60,411	$57,773	$144,573	$135,140

Operating Income
Regulated Energy segment	$13,730	$15,226	$36,747	$39,545
Unregulated Energy segment	(38)	412	11,492	12,347
Other businesses and eliminations	(26)	104	102	230
Total Operating Income	13,666	15,742	48,341	52,122

Other Expense, net	(607)	(8)	(884)	(42)
Interest Charges	3,073	2,624	5,811	5,274
Pre-tax Income	9,986	13,110	41,646	46,806
Income Taxes	3,940	5,081	16,456	18,410
Net Income	$6,046	$8,029	$25,190	$28,396

Earnings Per Share of Common Stock
Basic	$0.37	$0.52	$1.54	$1.86
Diluted	$0.37	$0.52	$1.54	$1.85

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. Chesapeake Utilities believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by Chesapeake Utilities under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake Utilities' management uses gross margin in measuring its business units’ performance. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances between the three months ended June 30, 2016 and 2017 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Second Quarter of 2016 Reported Results	$13,110	$8,029	$0.52

Adjusting for unusual items:
Weather impact	(675)	(409)	(0.03)
Wind-down of Xeron operations	(351)	(213)	(0.01)
	(1,026)	(622)	(0.04)
Increased (Decreased) Gross Margins:
Eight Flags' CHP plant*	2,128	1,289	0.08
GRIP*	532	322	0.02
Service expansions*	478	289	0.02
Natural gas marketing	(450)	(272)	(0.02)
Natural gas growth (excluding service expansions)	325	197	0.01
Pricing amendments to Aspire Energy's long-term agreements	271	164	0.01
	3,284	1,989	0.12
Increased Other Operating Expenses:
Higher depreciation, asset removal and property tax costs due to new capital investments	(1,337)	(810)	(0.05)
Eight Flags' operating expenses	(1,260)	(763)	(0.05)
Higher staffing and associated costs	(976)	(591)	(0.04)
Higher outside services and facilities maintenance costs	(335)	(203)	(0.01)
Higher regulatory expenses	(295)	(179)	(0.01)
	(4,203)	(2,546)	(0.16)

Interest charges	(449)	(272)	(0.02)
Change in other expense	(253)	(153)	(0.01)
Net other changes	(477)	(379)	(0.02)
	(1,179)	(804)	(0.05)

EPS impact of increase in outstanding shares due to September 2016 offering	—	—	(0.02)
Second Quarter of 2017 Reported Results	$9,986	$6,046	$0.37

*See the Major Projects and Initiatives table later in this press release.

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Key variances between the six months ended June 30, 2016 and 2017 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Six Months Ended June 30, 2016 Reported Results	$46,806	$28,396	$1.85

Adjusting for unusual items:
Weather impact	(1,363)	(825)	(0.05)
Wind-down of Xeron operations	(886)	(536)	(0.03)
	(2,249)	(1,361)	(0.08)
Increased (Decreased) Gross Margins:
Eight Flags' CHP plant*	4,424	2,676	0.17
Natural gas marketing	1,704	1,031	0.07
Service expansions*	1,237	748	0.05
GRIP*	1,213	734	0.05
Natural gas growth (excluding service expansions)	1,130	683	0.04
Pricing amendments to Aspire Energy's long-term agreements	844	510	0.03
Implementation of Delaware Division new rates*	417	252	0.02
Lower retail propane margins	(305)	(184)	(0.01)
	10,664	6,450	0.42
Increased Other Operating Expenses:
Higher depreciation, asset removal and property tax costs due to new capital investments	(2,696)	(1,631)	(0.11)
Eight Flags' operating expenses	(2,528)	(1,529)	(0.10)
Higher payroll expense	(2,219)	(1,342)	(0.09)
Higher outside services and facilities maintenance costs	(2,054)	(1,243)	(0.08)
Higher benefits and other employee-related expenses	(1,966)	(1,189)	(0.08)
Higher regulatory expenses	(664)	(401)	(0.03)
	(12,127)	(7,335)	(0.49)

Interest charges	(537)	(325)	(0.02)
Change in other expense	(476)	(288)	(0.02)
Net other changes	(435)	(347)	(0.02)
	(1,448)	(960)	(0.06)

EPS impact of increase in outstanding shares due to September 2016 offering	—	—	(0.10)
Six Months Ended June 30, 2017 Reported Results	$41,646	$25,190	$1.54

*See the Major Projects and Initiatives table later in this press release.

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Major Projects and Initiatives

The following table summarizes gross margin for the Company's major projects and initiatives recently completed and initiatives currently underway, but which will be completed in the future. Gross margin reflects operating revenue less cost of sales, excluding depreciation, amortization and accretion (dollars in thousands):

	Gross Margin for the Period
	Three Months Ended			Six Months Ended			Year Ended
	June 30,			June 30,			December 31,	Estimate for
	2017	2016	Variance	2017	2016	Variance	2016	2017	2018	2019
Major Projects and Initiatives Recently Completed
Capital Investment Projects	$9,601	$6,463	$3,138	$18,922	$12,049	$6,873	$29,819	$35,393	$32,125	$33,035
Settled Delaware Division Rate Case	425	555	(130)	1,295	878	417	1,487	2,250	2,250	2,250
Total Major Projects and Initiatives Recently Completed	10,026	7,018	3,008	20,217	12,927	7,290	31,306	37,643	34,375	35,285
Future Major Projects and Initiatives
Capital Investment Projects
2017 Eastern Shore System Expansion	—	—	—	—	—	—	—	126	9,313	15,799
Northwest Florida Expansion	—	—	—	—	—	—	—	—	3,970	5,100
Eastern Shore System Reliability (1)	—	—	—	—	—	—	—	1,875	4,500	4,500
Total Future Major Projects and Initiatives	—	—	—	—	—	—	—	2,001	17,783	25,399
Total	$10,026	$7,018	$3,008	$20,217	$12,927	$7,290	$31,306	$39,644	$52,158	$60,684

(1) In January 2017, Eastern Shore, filed a rate case with the Federal Energy Regulatory Commission ("FERC"). The outcome of the rate case is not known at this time. This table assumes recovery in the rate case of the costs of the System Reliability Project only, as further discussed below.
Major Projects and Initiatives Recently Completed
The following table summarizes gross margin generated from the Company's major projects and initiatives recently completed (dollars in thousands):

	Gross Margin for the Period (1)
	Three Months Ended			Six Months Ended			Year Ended
	June 30,			June 30,			December 31,	Estimate for
	2017	2016	Variance	2017	2016	Variance	2016	2017	2018	2019
Capital Investment Projects:
Service Expansions:
Short-term contracts (Delaware)	$1,194	$2,648	$(1,454)	$3,857	$5,191	$(1,334)	$11,454	$5,689	$1,407	$1,407
Long-term contracts (Delaware)	2,387	455	1,932	3,481	911	2,570	1,815	7,611	7,605	7,583
Total Service Expansions	3,581	3,103	478	$7,338	$6,102	$1,236	13,269	13,300	9,012	8,990
Florida GRIP	3,341	2,809	532	6,609	5,396	1,213	11,552	13,727	14,407	15,085
Eight Flags' CHP Plant	2,679	551	2,128	4,975	551	4,424	4,998	8,366	8,706	8,960
Total Capital Investment Projects	9,601	6,463	3,138	18,922	12,049	6,873	29,819	35,393	32,125	33,035
Settled Delaware Division Rate Case	425	555	(130)	1,295	878	417	1,487	2,250	2,250	2,250
Total Major Projects and Initiatives Recently Completed	$10,026	$7,018	$3,008	$20,217	$12,927	$7,290	$31,306	$37,643	$34,375	$35,285
(1) Does not include gross margin of $3.5 million and $9.3 million for the three and six months ended June 30, 2017, respectively, and $13.9 million for the year ended December 31, 2016, which consists primarily of gross margin attributable to Aspire Energy for those periods. The acquisition of Aspire Energy was previously disclosed as a major project; however, the gross margin attributable to Aspire Energy is now being excluded from this table.

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Service Expansions
In August 2014, Eastern Shore entered into a precedent agreement with an electric power generator in Kent County, Delaware, to provide, upon the satisfaction of certain conditions, a 20-year natural gas transmission service for 45,000 dekatherms per day ("Dts/d") deliverable to the lateral serving the customer's facility. In July 2016, the FERC authorized Eastern Shore to construct and operate the proposed project, which consists of 5.4 miles of 16-inch pipeline looping and new compression capability in Delaware. Eastern Shore provided interim services to this customer pending construction of facilities. Construction of the project is complete, and long-term service commenced on March 1, 2017, pursuant to a 20-year OPT 90 ≤ service agreement. This service generated an additional gross margin of $106,000 during the six months ended June 30, 2017 compared to the same period in 2016. There was no incremental margin change during the second quarter as the margin generated from the permanent services equated to the margin generated from providing interim services during the second quarter of 2016. This service is expected to generate gross margin of $7.0 million for 2017 and between $5.8 million and $7.8 million annually through the remaining term of the agreement.
In October 2015, Eastern Shore submitted an application to the FERC to make certain meter tube and control valve replacements and related improvements at its Texas Eastern Transmission, LP ("TETLP") interconnect facilities, which would enable Eastern Shore to increase natural gas receipts from TETLP by 53,000 Dts/d, for a total capacity of 160,000 Dts/d. In December 2015, the FERC authorized Eastern Shore to proceed with this project, which was completed and placed in service in March 2016. Approximately 35 percent of the increased capacity has been subscribed on a short-term firm service basis through October 2017. This service generated an additional gross margin of $540,000 and $1.2 million for the three and six months ended June 30, 2017, respectively, compared to the same periods in 2016. The remaining capacity is available for firm or interruptible service.
GRIP
GRIP is a natural gas pipe replacement program approved by the Florida Public Service Commission ("PSC"), designed to expedite the replacement of qualifying distribution mains and services (any material other than coated steel or plastic) to enhance the reliability and integrity of the Company's Florida natural gas distribution systems. This program allows recovery, through regulated rates, of capital and other program-related costs, inclusive of a return on investment, associated with the replacement of the mains and services. Since the program's inception in August 2012, the Company has invested $108.1 million to replace 240 miles of qualifying distribution mains, including $5.2 million during the first six months of 2017. The increased investment in GRIP generated additional gross margin of $532,000 and $1.2 million for the three and six months ended June 30, 2017, respectively, compared to the same periods in 2016.
Eight Flags' CHP plant
In June 2016, Eight Flags completed construction of a CHP plant on Amelia Island, Florida. This CHP plant, which consists of a natural-gas-fired turbine and associated electric generator, produces approximately 20 megawatts of base load power and includes a heat recovery steam generator capable of providing approximately 75,000 pounds per hour of residual steam. In June 2016, Eight Flags began selling power generated from the CHP plant to Florida Public Utilities Company ("FPU"), the Company's wholly-owned subsidiary, pursuant to a 20-year power purchase agreement for distribution to FPU's retail electric customers. In July 2016, it also started selling steam to the industrial customer that owns the property on which Eight Flags' CHP plant is located, pursuant to a separate 20-year contract.
The CHP plant is powered by natural gas transported by FPU through its distribution system and by Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), the Company's wholly-owned Florida intrastate pipeline subsidiary. For the three and six months ended June 30, 2017, Eight Flags and other affiliates of Chesapeake Utilities generated $2.1 million and $4.4 million, respectively, in additional gross margin as a result of these services that began in June 2016. This amount includes gross margin of $43,000 and $535,000 for the three and six months ended June 30, 2017, respectively, attributable to natural gas distribution and transportation services provided to the CHP plant by the Company's regulated affiliates.
Major Projects and Initiatives Currently Underway
Northwest Florida Expansion Project: Peninsula Pipeline and the Company's Florida natural gas division are constructing a pipeline in Escambia County, Florida that will interconnect with Florida Gas Transmission Company's ("FGT") pipeline. The project consists of 33 miles of 12-inch transmission line from the FGT interconnect that will be operated by Peninsula Pipeline and 8 miles of 8-inch lateral distribution lines that will be operated by the Company's Florida natural gas division. The Company has signed agreements to serve two industrial customers. The estimated annual gross margin associated with this project, once in service, is approximately $5.1 million.
2017 Expansion Project: In May 2016, Eastern Shore submitted a request to the FERC to initiate the FERC's pre-filing process for its proposed 2017 expansion project. This project, which will expand Eastern Shore's firm service capacity by 26 percent, will provide 61,162 Dts/d of additional firm natural gas transportation service on Eastern Shore's pipeline system with an additional 52,500 Dts/d of firm transportation service at certain Eastern Shore receipt facilities pursuant

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to precedent agreements Eastern Shore entered into with seven existing customers including three affiliates of the Company. Facilities required to provide this new service will consist of: (i) approximately 23 miles of pipeline looping in Pennsylvania, Maryland and Delaware; (ii) upgrades to existing metering facilities in Lancaster County, Pennsylvania; (iii) installation of an additional 3,750-horsepower compressor unit at Eastern Shore’s existing Daleville compressor station in Chester County, Pennsylvania; and (iv) approximately 17 miles of new mainline extension and two pressure control stations in Sussex County, Delaware. The project will generate approximately $15.8 million of gross margin in the first full year after the new transportation services go into effect. The estimated investment in this expansion project is $98.6 million.
System Reliability Project: In July 2016, the FERC authorized Eastern Shore to construct and operate its proposed System Reliability Project, which will consist of approximately 10.1 miles of 16-inch pipeline looping and auxiliary facilities in New Castle and Kent Counties, Delaware, and a new compressor at its existing Bridgeville compressor station in Sussex County, Delaware. A 2.5 mile looping segment was completed and placed into service in December 2016. The remaining looping and the new compressor were completed and placed in service in the second quarter of 2017. This project was included in Eastern Shore's January 2017 base rate case filing with the FERC. We have assumed recovery of this project's costs beginning in August 2017, coinciding with the proposed effectiveness of new rates, subject to refund pending final resolution of the base rate case. The Company expects to generate approximately $4.5 million in annual gross margin once new rates go into effect.
Other major factors influencing gross margin
Weather and Consumption
Warmer temperatures in 2017 had a negative impact on the Company's earnings. As compared to the prior year, warmer temperatures during 2017 reduced gross margin for the quarter and six months ended June 30, 2017 by $675,000 and $1.4 million, respectively, compared to the same periods in 2016. Warmer than normal temperatures for the quarter and six months ended June 30, 2017, reduced gross margin by $1.1 million and $4.3 million, respectively, compared to the same periods in 2016. The following table summarizes heating degree-day ("HDD") and cooling degree-day ("CDD") variances from the 10-year average HDD/CDD ("Normal") for the three and six months ended June 30, 2017 and 2016.

HDD and CDD Information

	Three Months Ended			Six months ended
	June 30,			June 30,
	2017	2016	Variance	2017	2016	Variance
Delmarva
Actual HDD	288	485	(197)	2,246	2,579	(333)
10-Year Average HDD ("Delmarva Normal")	429	452	(23)	2,783	2,854	(71)
Variance from Delmarva Normal	(141)	33		(537)	(275)
Florida
Actual HDD	13	9	4	298	514	(216)
10-Year Average HDD ("Florida Normal")	19	19	—	602	553	49
Variance from Florida Normal	(6)	(10)		(304)	(39)
Ohio
Actual HDD	508	766	(258)	2,992	3,557	(565)
10-Year Average HDD ("Ohio Normal")	637	630	7	3,774	3,762	12
Variance from Ohio Normal	(129)	136		(782)	(205)
Florida
Actual CDD	935	986	(51)	1,080	1,113	(33)
10-Year Average CDD ("Florida CDD Normal")	955	948	7	1,037	1,025	12
Variance from Florida CDD Normal	(20)	38		43	88
Propane prices
Lower retail propane margins per gallon for the Company's Delmarva and Florida propane distribution operations decreased gross margin by $23,000 and $305,000 for the three and six months ended June 30, 2017, respectively, of

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which $8,000 and $204,000 is associated with the Company's Delmarva operations. The Company continues to assume normal levels of margins in its long-term financial plans and forecasts.
PESCO
PESCO provides natural gas supply and supply management services to residential, commercial, industrial and wholesale customers. PESCO operates primarily in Florida, on the Delmarva Peninsula, and in Ohio. PESCO competes with regulated utilities and other unregulated third-party marketers to manage natural gas supplies directly to residential, commercial and industrial customers through competitively-priced contracts. PESCO does not currently own or operate any natural gas transmission or distribution assets but sells gas that is delivered to retail or wholesale customers through affiliated and non-affiliated local distribution company systems and transmission pipelines.
In 2017, the Company's Delmarva natural gas distribution operations entered into asset management agreements with PESCO to manage a portion of their natural gas transportation and storage capacity. The asset management agreements were effective April 1, 2017, and each has a three-year term, expiring on March 31, 2020. As a result of these agreements, PESCO manages capacity on regional pipelines as well as third-party storage contracts for the Company's Delmarva natural gas distribution operations in conjunction with PESCO's asset management services.
For the three months ended June 30, 2017 PESCO's gross margin decreased by $450,000, due primarily to the absence of a supplier agreement that expired on March 31, 2017 and was not renewed due to lower margin expectations. For the six months ended June 30, 2017, PESCO generated additional gross margin of $1.7 million, compared to the same period in 2016 as a result of revenues from the supplier agreement as well as additional customers in Florida partially offset by lower margin in the Mid-Atlantic region. Under the supplier agreement, PESCO delivered the highest volumes during the first quarter of 2017, while fixed storage and pipeline fees were paid over the entire twelve-month period from April 1, 2016 to March 31, 2017.
Xeron
As disclosed previously, the Company's management determined that there was no viable strategy to restore Xeron to profitability in the near term and, accordingly, wound down Xeron's operations shortly after the first quarter. The Company recorded $522,000 and $1.1 million in pre-tax losses from Xeron in the three and six months ended June 30 2017, respectively, driven primarily by non-recurring employee severance costs and costs associated with termination of leased office space in Houston, Texas. The Company does not anticipate incurring any additional costs that will have a material impact associated with winding down Xeron's operations. With the wind-down of Xeron, the operating loss generated in the latter half of 2016 will be avoided later this year.
Other Natural Gas Growth - Distribution Operations
In addition to service expansions, the Company's natural gas distribution operations on the Delmarva Peninsula generated $128,000 and $649,000 in additional gross margin for the three and six months ended June 30, 2017, respectively, compared to the same periods in 2016, due to an increase in residential, commercial and industrial customers served. The average number of residential customers on the Delmarva Peninsula increased by 3.6 percent and 3.8 percent, respectively, during the three and six months ended June 30, 2017 compared to the same periods in 2016. The Company's natural gas distribution operations in Florida generated $328,000 and $804,000 in additional gross margin for the three and six months ended June 30, 2017, respectively, compared to the same periods in 2016, due primarily to an increase in commercial and industrial customers in Florida.
Regulatory Proceedings
Delaware Division Rate Case
In December 2016, the Delaware PSC approved a settlement agreement as recommended by the Hearing Examiner's report. The settlement agreement, among other things, provided for an increase in the Company's Delaware division revenue requirement of $2.25 million and a rate of return on common equity of 9.75 percent. The new authorized rates went into effect on January 1, 2017. Any amounts collected through 2016 interim rates in excess of the respective portion of the $2.25 million were refunded to the ratepayers in March 2017.

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Eastern Shore Rate Case
In January 2017, Eastern Shore filed a base rate proceeding with the FERC, as required by the terms of its 2012 rate case settlement agreement. Eastern Shore's proposed rates were based on a cost of service of approximately $60 million, resulting in an overall requested revenue increase of approximately $18.9 million and a requested rate of return on common equity of 13.75 percent. The FERC issued a notice of the filing in January 2017, and the comment period ended in February 2017. Fourteen parties intervened in the proceeding, with six of those parties filing protests of some aspect of the rate filing. The FERC issued an order suspending the effectiveness of the proposed tariff rates for the usual five-month period. A settlement conference was held on July 27, 2017, in which the parties reviewed the latest proposals and further discussed their positions. Another settlement conference is scheduled for August 30 and 31, 2017. Eastern Shore has filed the requisite notice with the FERC to implement interim rates effective August 1, 2017.
Investing for Future Growth
To support and continue its growth, the Company has expanded, and will continue to expand, its resources and capabilities. Eastern Shore has expanded, and has announced significant additional expansions to, its transmission system, and is therefore increasing its staffing. We requested recovery of most of Eastern Shore's increased staffing costs in its 2017 rate case. Growth in non-regulated energy businesses, including Aspire Energy, PESCO and Eight Flags, requires additional staff as well as corporate resources to support the increased level of business operations. Finally, to allow the Company to continue to identify and move growth initiatives forward and to assist in developing additional initiatives, resources have been added in the Company's corporate shared services departments. In the three and six months ended June 30, 2017, the Company's staffing and associated costs increased by $976,000 and $4.2 million, or five percent and 12 percent, respectively, compared to the same period in 2016. The Company is prudently managing the pace and magnitude of the investments being made while ensuring that it appropriately expands its human resources and systems capabilities to capitalize on future growth opportunities.

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating Revenues
Regulated Energy	$70,996	$67,395	$168,650	$156,611
Unregulated Energy and other	54,088	34,947	141,594	92,027
Total Operating Revenues	125,084	102,342	310,244	248,638
Operating Expenses
Regulated Energy cost of sales	24,167	21,635	64,411	56,540
Unregulated Energy and other cost of sales	40,505	22,934	101,260	56,958
Operations	30,408	28,087	63,321	55,246
Maintenance	3,403	2,904	6,634	5,383
Gain from a settlement	(130)	(130)	(130)	(130)
Depreciation and amortization	9,094	7,780	17,906	15,283
Other taxes	3,971	3,390	8,501	7,236
Total operating expenses	111,418	86,600	261,903	196,516
Operating Income	13,666	15,742	48,341	52,122
Other expense, net	(607)	(8)	(884)	(42)
Interest charges	3,073	2,624	5,811	5,274
Income Before Income Taxes	9,986	13,110	41,646	46,806
Income taxes	3,940	5,081	16,456	18,410
Net Income	$6,046	$8,029	$25,190	$28,396
Weighted Average Common Shares Outstanding:
Basic	16,340,665	15,315,020	16,329,009	15,300,931
Diluted	16,382,207	15,352,702	16,373,038	15,342,287
Earnings Per Share of Common Stock:
Basic	$0.37	$0.52	$1.54	$1.86
Diluted	$0.37	$0.52	$1.54	$1.85

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2017	December 31, 2016
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,038,929	$957,681
Unregulated Energy	202,707	196,800
Other businesses and eliminations	25,623	21,114
Total property, plant and equipment	1,267,259	1,175,595
Less: Accumulated depreciation and amortization	(260,428)	(245,207)
Plus: Construction work in progress	44,556	56,276
Net property, plant and equipment	1,051,387	986,664
Current Assets
Cash and cash equivalents	2,419	4,178
Accounts receivable (less allowance for uncollectible accounts of $862 and $909, respectively)	41,113	62,803
Accrued revenue	11,812	16,986
Propane inventory, at average cost	4,649	6,457
Other inventory, at average cost	9,996	4,576
Regulatory assets	7,167	7,694
Storage gas prepayments	4,415	5,484
Income taxes receivable	14,409	22,888
Prepaid expenses	3,939	6,792
Mark-to-market energy assets	229	823
Other current assets	2,287	2,470
Total current assets	102,435	141,151
Deferred Charges and Other Assets
Goodwill	15,070	15,070
Other intangible assets, net	1,664	1,843
Investments, at fair value	5,952	4,902
Regulatory assets	76,128	76,803
Receivables and other deferred charges	4,352	2,786
Total deferred charges and other assets	103,166	101,404
Total Assets	$1,256,988	$1,229,219

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	June 30, 2017	December 31, 2016
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)	7,955	7,935
Additional paid-in capital	252,071	250,967
Retained earnings	206,896	192,062
Accumulated other comprehensive loss	(5,244)	(4,878)
Deferred compensation obligation	3,336	2,416
Treasury stock	(3,336)	(2,416)
Total stockholders' equity	461,678	446,086
Long-term debt, net of current maturities	201,590	136,954
Total capitalization	663,268	583,040
Current Liabilities
Current portion of long-term debt	12,124	12,099
Short-term borrowing	145,591	209,871
Accounts payable	52,101	56,935
Customer deposits and refunds	30,725	29,238
Accrued interest	1,637	1,312
Dividends payable	5,312	4,973
Accrued compensation	6,683	10,496
Regulatory liabilities	5,609	1,291
Mark-to-market energy liabilities	188	773
Other accrued liabilities	12,084	7,063
Total current liabilities	272,054	334,051
Deferred Credits and Other Liabilities
Deferred income taxes	234,716	222,894
Regulatory liabilities	42,427	43,064
Environmental liabilities	8,457	8,592
Other pension and benefit costs	31,920	32,828
Deferred investment tax credits and other liabilities	4,146	4,750
Total deferred credits and other liabilities	321,666	312,128
Total Capitalization and Liabilities	$1,256,988	$1,229,219

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Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2017				For the Three Months Ended June 30, 2016
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$11,096	$1,365	$7,633	$10,477	$10,480	$1,267	$6,294	$10,418
Commercial	6,424	1,395	7,449	10,075	5,779	1,230	6,926	10,280
Industrial	1,849	1,577	4,775	733	1,658	1,590	5,041	661
Other (1)	(3,136)	966	(1,271)	(207)	(1,740)	840	(1,578)	(1,471)
Total Operating Revenues	$16,233	$5,303	$18,586	$21,078	$16,177	$4,927	$16,683	$19,888

Volume (in Dts/MWHs)
Residential	583,108	76,365	304,669	69,298	612,620	74,658	290,174	67,872
Commercial	614,311	2,710,729	459,354	74,766	670,593	1,356,421	532,434	75,071
Industrial	1,206,698	1,501,779	1,100,430	4,750	1,175,665	2,797,836	1,004,336	4,900
Other	20,216	—	(23,024)	1,874	26,581	—	(16,406)	1,961
Total	2,424,333	4,288,873	1,841,429	150,688	2,485,459	4,228,915	1,810,538	149,804

Average Customers
Residential	68,442	15,786	54,352	24,582	66,085	15,328	53,286	24,268
Commercial	6,836	1,430	4,072	7,429	6,745	1,388	4,265	7,410
Industrial	144	78	2,055	2	122	72	1,749	2
Other	7	—	—		4	—	—
Total	75,429	17,294	60,479	32,013	72,956	16,788	59,300	31,680

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Six Months Ended June 30, 2017				For the Six Months Ended June 30, 2016
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$36,806	$2,917	$18,401	$19,804	$31,747	$2,838	$15,582	$21,725
Commercial	17,836	2,918	17,043	19,489	15,440	2,646	15,160	19,822
Industrial	3,683	3,336	10,702	1,204	3,579	3,227	10,573	1,478
Other (1)	(1,678)	1,866	(4,054)	(1,796)	(1,088)	1,757	(3,411)	(3,604)
Total Operating Revenues	$56,647	$11,037	$42,092	$38,701	$49,678	$10,468	$37,904	$39,421

Volume (in Dts/MWHs)
Residential	2,391,008	199,640	775,480	130,624	2,318,217	213,130	797,086	141,795
Commercial	1,995,719	5,668,445	1,060,557	140,628	2,069,483	2,804,168	1,224,765	143,186
Industrial	2,580,496	3,269,209	2,289,693	7,910	2,545,306	6,091,648	2,130,091	11,580
Other	30,754	—	(15,876)	3,747	40,085	—	23,976	4,599
Total	6,997,977	9,137,294	4,109,854	282,909	6,973,091	9,108,946	4,175,918	301,160

Average Customers
Residential	68,572	15,725	54,196	24,510	66,084	15,285	53,165	24,218
Commercial	6,874	1,420	4,123	7,438	6,771	1,383	4,263	7,398
Industrial	143	77	1,997	2	121	72	1,732	2
Other	6	—	—		4	—	—
Total	75,595	17,222	60,316	31,950	72,980	16,740	59,160	31,618

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.